Exhibit 99.2

CONTACT:

Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447

Geoff Curtis
WeissComm Partners
Cell: (312) 284-4701
gcurtis@wcpglobal.com
IDM Pharma Announces Availability of Mifamurtide (L-MTP-PE)
through Compassionate Access Study
IRVINE, Calif. — March 20, 2008 — IDM Pharma, Inc. (the Company) (Nasdaq: IDMI) announced today that it has initiated enrollment in a clinical protocol finalized with the U.S. Food and Drug Administration (FDA), which provides mifamurtide (L-MTP-PE) to eligible, high-risk osteosarcoma patients through a compassionate access study.
“This formalized study is in response to the increasing number of requests for compassionate access to L-MTP-PE,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “As we continue to navigate the U.S. and European regulatory processes, we hope this study provides a temporary solution and much needed treatment option for patients with this devastating orphan disease.”
Data from 13 patients treated through compassionate access were presented at the 39th Congress of International Society of Pediatric Oncology (SIOP) last year and showed that L-MTP-PE in combination with other therapies is safe, well-tolerated and exhibited signs of disease control. Updated data on the increasing number of patients treated through compassionate access will be presented at the upcoming 21st Annual Meeting of The American Society of Pediatric Hematology/Oncology (ASPHO).
“This compassionate access study is designed to meet an unmet treatment need by providing L-MTP-PE access to high-risk osteosarcoma patients for whom current therapy is not effective or tolerated,” said Peter Anderson, M.D., Ph.D., principal investigator and professor of pediatrics, The University of Texas M. D. Anderson Cancer Center in Houston. “Our experience in treating patients with L-MTP-PE in Phase 1, Phase 2, and Phase 3 studies and through compassionate access has been positive to date with good quality of life.”
Study background
The compassionate access study is being conducted initially at M. D. Anderson and Memorial-Sloan Kettering Cancer Center in New York. Eligible patients will have a confirmed diagnosis of high grade osteosarcoma with relapsed or recurrent disease, locally or metastatic, with resectable or not completely resectable disease, or who are unable to complete recommended chemotherapy due to toxicity.

Patients enrolled in the study will receive L-MTP-PE over one hour two times a week, at least three days apart, for 12 weeks (3 months). Patients will then receive L-MTP-PE once a week for the next 24 weeks (6 months). Additionally, patients may receive other treatments in combination with L-MTP-PE.
In addition to providing access to the drug, the objectives of the study are to provide supplemental safety and tolerability data for L-MTP-PE and supplemental pharmacokinetic information in a small patient subset.
For more information about the study please visit www.clinicaltrials.gov.
Update on L-MTP-PE Regulatory Status
The Company recently announced that following presentation of data at an oral explanation hearing before the Committee for Medicinal Products for Human Use (CHMP), the CHMP determined in a non-binding opinion that L-MTPE-PE suggested a possible clinical benefit in terms of survival and granted the Company a clock stop, or time extension. The clock stop will allow the Company additional time to respond to all the remaining questions regarding the marketing authorization application for L-MTP-PE (MAA). The CHMP has requested clarification of the existing data in order to gain assurance about the quality of the data before drawing any final conclusions from the data presented. In addition, the Company is required to address a number of remaining questions relating to chemistry, manufacturing and controls (CMC). The Company expects to receive a final opinion from the CHMP in the third quarter and a final decision from the European Commission in the fourth quarter of 2008.
As previously announced, in the United States the Company continues to work with the Children’s Oncology Group as well as external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of L-MTP-PE and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company expects to submit the amended new drug application (NDA) in the fourth quarter of 2008.
L-MTP-PE was granted orphan drug status in the United States in 2001 and in Europe in 2004. In Europe, the MAA was filed in November 2006 and in the U.S, the NDA was submitted to FDA in October 2006 and was accepted for review in December 2006.
As previously announced, the Company is evaluating the Company’s research and development programs, including related assets and costs, and strategic alternatives available to the Company.
About Osteosarcoma
Between two and three percent of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with fewer than 1,000 new cases diagnosed in the United States each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group, the survival of children with osteosarcoma has remained at 60-65 percent since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.

About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the objectives of the compassionate access study, the Company’s plans to address the remaining questions with respect to the MAA during the clock-stop granted by the CHMP, and the expected timing of a final opinion from the CHMP and of a final regulatory decision regarding the MAA in the European Union, as well as the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE, including the expected timing for such an amended NDA, and to respond to other matters raised by the FDA and plans to evaluate strategic alternatives. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the compassionate access study will generate data that is consistent with data from previous studies with L-MTP-PE or result in improvement in disease control and quality of life for participants in the study, whether the Company will be able to provide assurance regarding the quality of the existing data and to respond to the remaining issues with regard to the MAA, including verification of data quality and CMC items, to the satisfaction of the CHMP, whether the final opinion of the CHMP will be consistent with the non-binding opinion of the CHMP, whether the European Commission will follow the final opinion of the CHMP once issued, whether the timing for the final opinion of the CHMP and the regulatory decision in Europe will occur as expected by the Company, the possibility that additional data from the Phase 3 clinical trial of L-MTP-PE and other information in any amendment to the NDA for L-MTP-PE submitted by the Company may not provide adequate support for regulatory approval of L-MTP-PE in the United States within the timeframe expected by the Company, if at all, whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.